Exhibit 99.1

Additional Information:	For Immediate Release
Thomas A. Bessant, Jr.
(817) 335-1100

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CASH AMERICA ANNOUNCES CHANGES TO ITS MEXICO PAWN LENDING BUSINESS

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Fort Worth, Texas (September 27, 2012) — Cash America International, Inc. (NYSE: CSH) reported today that it will reorganize its Mexico-based pawn operations to include only full-service pawn locations that offer pawn loans based on the pledge of general merchandise and jewelry collateral, and it will discontinue the operations of approximately 147 of its jewelry-only Mexico-based pawn locations before the end of 2012. Over the last two years the Company has opened 43 full-service pawn locations in Mexico, which the Company intends to continue operating together with a small number of jewelry-only pawn locations that the Company plans to convert into full-service locations over the next six months.

During the six-month period ended June 30, 2012, the Company’s Mexico-based pawn operations reported total revenue of $31.5 million, which represented less than 4% of the Company’s consolidated total revenue of $869.1 million for the same six-month period. However, during the six-month period ended June 30, 2012 the Mexico-based pawn operations reported a loss from operations of $8.3 million, primarily due to unprofitable stores, most of which were jewelry-only pawn locations. Management believes that the elimination of the jewelry-only pawn locations will significantly reduce the loss from operations related to its foreign pawn lending business in 2013 while preserving the opportunity to serve customers in Mexico over the long term with the wider variety of pawn loan options offered by full-service pawn locations.

As a result of the decision to reorganize its Mexico-based pawn operations, the Company expects to incur charges of between $28 and $32 million, which will be recognized primarily in the three months ended September 30, 2012. Following the reorganization, the Company expects to be operating 47 full-service pawn locations in Mexico located primarily in Mexico City and surrounding markets.

About the Company

As of June 30, 2012, Cash America International, Inc. operated 1,086 total locations offering specialty financial services to consumers, which included 790 lending locations (including one unconsolidated franchised location) in 23 states in the United States under the names “Cash America Pawn,” “SuperPawn,” “Pawn X-Change,” “Cash America Payday Advance,” and “Cashland,” and 195 pawn lending locations in 21 jurisdictions in central and southern Mexico under the name “Prenda Fácil.” The Company also operated 95 unconsolidated franchised and six Company-owned check cashing centers operating in 16 states in the United States under the name “Mr. Payroll” as of June 30, 2012. Additionally, as of June 30, 2012, the Company offered consumer loans over the Internet to customers in 32 states in the United States at http://www.cashnetusa.com and http://www.netcredit.com, in the United Kingdom at http://www.quickquid.co.uk and http://www.poundstopocket.co.uk, in Australia at http://www.dollarsdirect.com.au, and in Canada at http://www.dollarsdirect.ca.

For additional information regarding the Company and the services it provides, visit the Company’s websites located at:

http://www.cashamerica.com	http://www.poundstopocket.co.uk
http://www.enova.com	http://www.dollarsdirect.com.au
http://www.cashnetusa.com	http://www.dollarsdirect.ca
http://www.netcredit.com	http://www.goldpromise.com
http://www.cashlandloans.com	http://www.mrpayroll.com
http://www.quickquid.co.uk	http://www.primaryinnovations.net

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition and prospects of the Company. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation: changes in domestic and foreign pawn, consumer credit, tax and other laws and governmental rules and regulations applicable to the Company’s business or changes in the interpretation or enforcement thereof; the anticipated regulation of consumer financial products and services by the Consumer Financial Protection Bureau; acceptance by consumers, legislators or regulators of the negative characterization by the media and consumer activists with respect to certain of the Company’s loan products; the reorganization of the Company’s Mexico-based pawn operations; the deterioration of the political, regulatory or economic environment in foreign countries where the Company operates or in the future may operate; the actions of third parties who provide, acquire or offer products and services to, from or for the Company; changes in demand for the Company’s services and the continued acceptance of the online distribution channel by the Company’s online loan customers; fluctuations in the price of gold or a deterioration in economic conditions; changes in competition; the ability of the Company to open new locations in accordance with its plans or to successfully integrate newly acquired businesses into the Company’s operations; interest rate and foreign currency exchange rate fluctuations; the effect of any current or future litigation proceedings or any judicial decisions or rule-making that affect the Company’s arbitration agreements; changes in the capital markets; changes in the Company’s ability to satisfy its debt obligations or to refinance existing debt obligations or obtain new capital to finance growth; a prolonged interruption in the Company’s operations of its facilities, systems and business functions, including its information technology and other business systems; security breaches, cyber attacks or fraudulent activity; the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements; acts of God, war or terrorism, pandemics and other events; the effect of any of such changes on the Company’s business or the markets in which it operates; and other risks and uncertainties indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

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